Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Robert A. Virtue, President Douglas A. Virtue, Executive Vice President Robert E. Dose, Vice President Finance Virco Mfg. Corporation (310) 533-0474

Virco Announces Second Quarter Results

Torrance, California – September 14, 2011 – Virco Mfg. Corporation (NASDAQ: VIRC) today announced second quarter results in the following letter to stockholders from Robert A. Virtue, President and CEO:

Our second quarter results reflect the volatility and continued softness in state and municipal funding in general, and public school funding in particular. Second quarter sales declined by 13.2% from $72,363,000 in fiscal 2010 to $62,817,000 in fiscal 2011. For the first six months sales declined by 10.4% from $97,223,000 in fiscal 2010 to $87,073,000 in fiscal 2011.

Publicly funded entities continue to suffer serious budget challenges. Reduced tax revenues and structural spending deficits are adversely affecting budgets for education spending, typically the largest line item in a state budget. Most states, cities, counties, and school districts continue to face significant reductions in operating budgets requiring cutbacks in personnel and services, leaving less money for replacement furniture. Bond funding for public schools continues to be relatively strong compared to operating budgets, but has declined compared to prior years. In addition to the reduction in funds available for furniture, the first six months of fiscal 2011 were characterized by significant volatility in order rates. For the first two months of fiscal 2011, order rates were modestly less (5%) than the prior year. The second two months reflected dramatic (30%) reductions in order rates, and the last two months stabilized at modest (4%) reductions compared to the prior year.

Here are our results for the second quarter and six months ended July 31, 2011, and the comparable period last year:

	Three Months Ended		Six Months Ended
	7/31/2011	7/31/2010	7/31/2011	7/31/2010
	(In thousands, except share data)		(In thousands, except share data)
	(unaudited)		(unaudited)
Net sales	$62,817	$72,363	$87,073	$97,223
Cost of sales	42,935	49,391	60,413	67,980

Gross profit	19,882	22,972	26,660	29,243
Selling, general administrative & other expense	17,107	17,994	29,257	30,759

Income (loss) before income taxes	2,775	4,978	(2,597)	(1,516)
Income tax expense (benefits)	43	941	71	(472)

Net income (loss)	$2,732	$4,037	$(2,668)	$(1,044)

Cash dividend declared	$0.00	$0.00	$0.05	$0.05

Net income (loss) per share - basic	$0.19	$0.28	$(0.19)	$(0.07)
Net income (loss) per share – diluted (a)	0.19	0.28	(0.19)	(0.07)

Weighted average shares outstanding - basic	14,274	14,168	14,240	14,162
Weighted average shares outstanding – diluted (a)	14,292	14,174	14,240	14,162

(a) Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	7/31/2011 (unaudited)	1/31/2011	7/31/2010 (unaudited)
Current assets	$82,024	$49,515	$94,419
Non-current assets	49,802	51,073	60,171
Current liabilities	60,362	20,017	55,010
Non-current liabilities	24,202	30,169	32,143
Stockholders’ equity	47,262	50,402	67,437

In addition to reduced order rates, second quarter operating results were adversely affected by significant increases in commodity costs. The cost of steel and plastic, two significant raw materials for our business, increased by more than 25% at the beginning of the quarter. In response to the sudden drop in order rates experienced in April and May, the Company reduced second quarter production hours by 23%, adversely affecting absorption of factory overhead. Despite these substantial challenges, gross margin rates for the second quarter remained stable at 31.7% of sales for both fiscal 2011 and 2010. Gross margin for the first six months improved to 30.6% in fiscal 2011 compared to 30.1% in fiscal 2010. This was accomplished through selected price increases and spending reductions. In addition to maintaining gross margins, disciplined operating controls enabled the Company to reduce inventory levels at July 31, 2011, compared to the prior year by over $4 million.

While cost controls and price increases implemented in the fourth quarter of 2010 allowed for modestly improved gross margins in the first six months of fiscal 2011, such measures will not be adequate to achieve profitability if order rates continue at the current rate. In an effort to return the Company to profitability for fiscal 2012, on September 1, 2011, at the conclusion of our peak summer shipping season, the Company announced a voluntary early retirement and severance program as well as other cost saving measures, including scheduling two additional weeks of employee furloughs during the fall and winter months. In addition, the Board of Directors suspended the cash dividend for the third quarter.

Despite the challenges facing our business, we continue to aggressively pursue all profitable business in our market and bring new products to market in an effort to gain market share. The Company is accelerating efforts to increase sales to customers who purchase furniture and equipment through the General Services Administration (GSA) and is also experiencing growing success in several international markets. To supplement these efforts, we are increasing our efforts to penetrate the market for colleges and universities nationwide.

Longer term, underlying demographic trends remain favorable. Annual births in the U.S. are now slightly above their average of 4 million during each of the 19 years of the famed “Baby Boom” (1945-1964). Despite this demographic uplift, the funding for educational furniture and equipment may be constrained until the broader economy stabilizes. In this regard our situation is similar to that of many other businesses and industries. We support the general consensus that education is the most positive response to our country’s current challenges and look forward to supplying America’s schools with 21st century furniture and equipment solutions.

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; order rates; economic conditions; the educational furniture industry; state and municipal bond funding; cost control initiatives; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; and the competitive landscape, including responses of our competitors and customers to changes in our prices. See our Annual Report on Form 10-K for the year ended January 31, 2011, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

End of filing